SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549




                             FORM 8-K

                          CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: February 14, 2001

            Exact Name of
Commission  Registrant        State or other   IRS Employer
File        as specified      Jurisdiction of  Identification
Number      in its charter    Incorporation    Number
----------  --------------    ---------------  --------------

1-12609     PG&E Corporation  California       94-3234914

1-2348      Pacific Gas and   California       94-0742640
            Electric Company




Pacific Gas and Electric Company    PG&E Corporation
77 Beale Street, P.O. Box 770000    One Market, Spear Tower, Suite 2400
San Francisco, California  94177    San Francisco, California 94105

(Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company    PG&E Corporation
(415) 973-7000                     (415) 267-7000

    (Registrant's telephone number, including area code)


Item 5.  Other Events.

A. Assembly Bill 1X

As previously disclosed, the weakened financial condition of Pacific
Gas and Electric Company (Utility), the California subsidiary of PG&E Corporation, caused by the California power crisis has hampered the ability of the Utility to purchase power for its retail electric customers. Since January 18, 2001, the California Department of Water Resources (DWR) has been purchasing power on behalf of the Utility's customers. On February 1, 2001, the California Governor signed Assembly Bill No. 1 (AB 1X) which was passed by the California Legislature during a special session to take effect immediately as an urgency statute. AB 1X authorizes the DWR (1) to enter into contracts for the purchase of electric power for such periods and at such prices as the DWR deems appropriate consistent with the objectives of AB 1X to have an overall portfolio of contracts resulting in reliable service at the least cost, and (2) to issue revenue bonds to finance electricity purchases. AB 1X requires the DWR to sell power that it purchases directly to retail end use customers, except as may be necessary to maintain system integrity. The DWR also may sell power to the extent practicable to those local publicly owned electric utilities (municipal utilities) requesting such power but may not sell power to any such utility that is a net seller of electricity; i.e., those that sell more power than they use. AB 1X prohibits the DWR from entering into any contract after January 1, 2003.

AB 1X provides that the DWR will retain title to the power it purchases and payment for any sale of power by the DWR is a direct obligation of retail end use customers to the DWR. The DWR may contract with the electric utilities for the electric utilities to transmit and distribute the power purchased and sold by the DWR and to provide billing, collection and other related services, as agent of the DWR, on terms that reasonably compensate the utilities. At the request of the DWR, the California Public Utilities Commission (CPUC) may order the utilities to perform such services as agent for the DWR. However, AB 1X does not authorize the DWR to take ownership of transmission, generation, or distribution assets, of any electric utility.

AB 1X states it shall not be construed (1) to reduce or modify any electrical corporation's obligation to serve, or (2) to obligate the DWR for any procurement cost obligations of the utilities that existed before January 31, 2001.

The DWR may not sell power for more than its acquisition costs, including transmission, scheduling, and other related costs, plus debt service on revenue bonds, repayment to the General Fund of appropriations made to enable the DWR to purchase power pursuant to the Governor's emergency proclamation dated January 17, 2001 and Senate Bill 7X (which authorized the DWR to purchase power through February 1, 2001), interest on funds advanced, and other related costs. AB 1X appropriates approximately $500 million from California's General Fund for the DWR to purchase electricity.

AB 1X authorizes the CPUC to determine the portion of each electric utility's existing electric retail rate, the "California Procurement Adjustment" or CPA, that is equal to the difference between the generation related component of the utility's retail rate in effect on January 5, 2001, and the sum of the costs of the utility's own generation, qualifying facility (QF) contracts, existing bilateral contracts, and ancillary services. The CPUC is then required to determine the amount of the CPA that is allocable to the power sold by the DWR. That amount is payable by each utility upon receipt from its retail end use customers to the DWR. The utilities are required to hold such sums in trust for the DWR until paid to the DWR.

AB 1X authorizes the CPUC to set rates to cover revenue requirements of DWR's power purchasing program, but prohibits the CPUC from increasing electric rates for residential customers who use less power than 130 percent of their existing baseline quantities, until the DWR has recovered the costs of power it has purchased for retail customers.

The DWR may issue revenue bonds in an amount up to four times the annual revenues generated by the CPA.

The DWR has indicated that it intends to buy power only at reasonable prices to meet the power needs of the retail electric customers that cannot be met by utility-owned generation or power under contract to the utilities; i.e., the utilities' net open position. If the DWR does not purchase such power, then the ISO would be required to buy power to maintain the reliability of the electric grid. The ISO may then attempt to bill scheduling coordinators, including the utilities, for the ISO's purchases. Several power suppliers have questioned the ISO's authority to force them to sell power to the ISO in light of the weakened financial condition of the utilities. A federal judge has issued a temporary restraining order to require that these power suppliers continue supplying power to the ISO through the date of a further hearing on a preliminary injunction that is scheduled for February 16, 2001. It is uncertain whether and how long these power suppliers will be required to continue selling power to the ISO. Without such power supplies, the California power crisis will be exacerbated.

The Utility has filed a petition to modify the CPUC's interim decision issued on January 31, 2001, which imposes liability on the investor-owned utilities to pay any shortfall between the cost of the power purchased by the DWR for retail end-use customers and the revenues collected from customers by the utilities. The CPUC's decision, which was issued to implement Senate Bill 7X, is inconsistent with AB 1X, which provides that the obligation to pay for power purchased by the DWR is a direct obligations of the retail end use customers with the utilities acting as a collection agent for the DWR.

Further, AB 1X does not address whether or how the Utility will be able to recover under-collected purchase power costs incurred through December 31, 2001. PG&E Corporation and the Utility cannot predict what legislative, regulatory or judicial actions may be taken with respect to this issue.

B.  Liquidity Impacts and Financial Condition

In a report dated February 5, 2001, Moody's Investor Service noted that without legislative approval of a plan that clearly addresses the utilities' under-collected position and forms the basis for a comprehensive solution, the threat of bankruptcy still remains for the utilities and their holding companies.

Pursuant to CPUC regulations, the Utility provides a PX energy credit to those customers; i.e., direct access customers, who have chosen to buy their electric energy from an energy service provider
(ESP) other than the Utility. As wholesale power prices began to increase beginning in June 2000, the level of PX credits increased correspondingly to the point where the credits exceeded the Utility's distribution and transmission charges to direct access customers. Although the Utility paid approximately $39 million in PX credits, the Utility has ceased paying these credits to ESPs. The Utility believes whether these credits are owed, and if so in what amount, may be affected by the resolution of when the rate freeze ended (the Utility believes its rate freeze ended as early as May 2000 depending on the final valuation of the Utility's hydroelectric generating assets) and by whether the Federal Energy Regulatory Commission (FERC) ultimately orders refunds of wholesale prices which have been found by the FERC to be unjust and unreasonable. As of February 12, 2001, the estimated total of accumulated credits for direct access customers that have not been paid by the Utility may be as high as $433 million. Two ESPs have filed complaints against the Utility at the CPUC arguing that the Utility violated CPUC orders and demanding payment. The large PX credits have reduced revenues which, along with high PX costs, have contributed to the under-collection in the Utility's Transition Revenue Account. AB 1X provides that, at a time to be determined by the CPUC, the right of retail customers to procure service from other ESPs will be suspended until the DWR no longer supplies power for retail end use customers. There may be further legislation to address direct access.

Due to downgrades in the Utility's credit ratings and the Utility's alleged failure to post collateral for all market transactions, the PX suspended the Utility's market trading privileges as of January 19, 2001, as previously reported. The PX suspended its day-ahead and day-of markets as of January 31, 2001. The PX also has sought to liquidate the Utility's block forward contracts for the purchase of power. On January 25, 2001, a California Superior Court judge granted the Utility's application for a temporary restraining order, which thereby restrained and enjoined the PX and its agents from liquidating the Utility's contracts in the block forward market, pending hearing on a preliminary injunction on February 5, 2001. Immediately before the hearing on the preliminary injunction, California Governor Gray Davis, acting under California's Emergency Services Act, commandeered the contracts for the benefit of the State. Under the Act, the State must pay the Utility the reasonable value of the contracts, although the PX may seek to recover the monies that the Utility owes to the PX from any proceeds realized from those contracts.

On February 6, 2001, a lawsuit against the Utility was filed in the San Francisco Superior Court by three qualifying facility (QF) generators. The QFs sued the Utility for having made a partial payment for the facilities' December 2000 power deliveries and for having notified the QFs it was unable to pay the full amount due under the power purchase agreements. The complaint alleges causes of action for breach of contract, anticipatory repudiation, and declaratory relief. The plaintiffs seek $1.8 million actual damages and $100 million in future damages. The Utility has not yet been served with the complaint.

Subject to certain qualifications, the banks under the Utility's $1 billion revolving credit agreement have agreed to forbear from exercising any remedies with respect to the Utility's default under that agreement until March 6, 2001. As of February 13, 2001, the Utility had cash reserves of approximately $1 billion.

PG&E Corporation is examining the possible restructuring of its bank loans and commercial paper. In the meantime, no assurance can be given that principal and interest payments will be made, pending further developments in the California power crisis.

C. Federal Lawsuit

As previously disclosed, both the Utility and Southern California Edison
(SCE) have sued the CPUC in federal district court asking the court to declare that the federally-approved wholesale power costs the utilities have incurred to serve their distribution customers are recoverable in retail rates. On February 12, 2001, Judge Ronald Lew of the U.S. District Court for the Central District of California denied SCE's motion for a preliminary injunction against the CPUC. As requested by SCE, the judge found that certain facts were without dispute, but that issues related to whether SCE's power purchases were prudent and reasonable were not without dispute. The judge also ordered that a scheduling conference be held on March 5, 2001, at which he may set an early trial date. The Utility's similar case against the CPUC was transferred to the U.S. District Court for the Central District of California and is also before Judge Lew.


                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                           PG&E CORPORATION

                           By: CHRISTOPHER P. JOHNS
                               -----------------------------
                               CHRISTOPHER P. JOHNS
                               Vice President and Controller


                           PACIFIC GAS AND ELECTRIC COMPANY

                           By: DINYAR B. MISTRY
                               -----------------------------
                               DINYAR B. MISTRY
                               Vice President and Controller




Dated: February 14, 2001